                                                                      EXHIBIT 11
                            PAYLESS SHOESOURCE, INC.
                      COMPUTATION OF NET EARNINGS PER SHARE



                                    13 Weeks Ended         26 Weeks Ended
                                  July 31,  August 1,   July 31,  August 1,
(Thousands, except per share)       1999       1998        1999       1998
                                  ---------  ---------   ---------  ---------
Basic Computation:

Net earnings                      $ 51,331   $ 49,301    $ 86,614   $ 87,059

Weighted average common
 shares outstanding                 31,605     36,495      31,923     36,901
                                  --------   --------    --------   --------

Basic earnings per share          $   1.62   $   1.35    $   2.71   $   2.36
                                  ========   ========    ========   ========



Diluted Computation:

Net earnings                      $ 51,331   $ 49,301    $ 86,614   $ 87,059

Weighted average common
 shares outstanding                 31,605     36,495      31,923     36,901

Net effect of dilutive stock
  options based on the treasury
  stock method                         241        460         201        462
                                  --------   --------    --------   --------

Outstanding shares for diluted
  earnings per share                31,846     36,955      32,124     37,363
                                  ========   ========    ========   ========

Diluted earnings per share        $   1.61   $   1.33    $   2.70   $   2.33
                                  ========   ========    ========   ========


Note: Basic earnings per share is computed by dividing net earnings by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share includes the effect of conversions of options.